Exhibit 15.1

Accountants’ Acknowledgment

September 30, 2003

PepsiCo, Inc.

Purchase, NY

Re: Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to the PepsiCo, Inc. 2003 Long-Term Incentive Plan

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 17, 2003 and July 10, 2003 related to our reviews of PepsiCo, Inc.’s interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York